UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): September 20, 2007

HERCULES OFFSHORE, INC.

(Exact name of Registrant as specified in its charter)

DELAWARE	0-51582	56-2542838
(State of incorporation or organization)	(Commission file number)	(I.R.S. employer identification number)

11 GREENWAY PLAZA, SUITE 2950 HOUSTON, TEXAS	77046
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (713) 979-9300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Hercules Offshore, Inc. entered into a Separation Agreement with Steven A. Manz, the former Senior Vice President – Planning and Corporate Development of the Company, effective as of September 20, 2007. The Separation Agreement provides for a payment of approximately $1.2 million, which includes a pro-rated bonus for 2007 paid in a lump sum upon the effective date, plus a lump-sum severance payment paid six months following termination of employment equal to (a) two times the sum of Mr. Manz’s annual base salary plus the highest bonus paid or payable to Mr. Manz in respect of any of the two most recently completed fiscal years plus (b) the cash value of 18 months of continued subsidized benefits coverage. In addition, as of the effective date, each unvested stock option and restricted stock award owned by Mr. Manz then outstanding vested and/or became exercisable and any contractual restrictions on sale or transfer of any such award terminated. Mr. Manz had 106,400 stock options and 6,500 shares of restricted stock that vested as of the effective date.

Additionally, pursuant to the Separation Agreement, Mr. Manz and/or his dependents are entitled to continued coverage under Hercules’ medical benefits plan for a period of 18 months from the effective date, in accordance with COBRA. Mr. Manz has agreed not to solicit any Hercules employee to leave or compete with the Company for a 10-month period. In addition, the Separation Agreement contains customary confidentiality and non-disparagement provisions.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERCULES OFFSHORE, INC.

Date: September 26, 2007	By:	/s/ James W. Noe
James W. Noe
Senior Vice President, General Counsel and Chief Compliance Officer

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